EXHIBIT 99.1

[CHART LETTERHEAD]
Immediate Release

CHART INDUSTRIES TO CLOSE U.K. HEAT EXCHANGER OPERATIONS

CLEVELAND, OH – December 4, 2002 – Chart Industries, Inc. (NYSE:CTI) today announced its decision to close its Wolverhampton, U.K. heat exchanger manufacturing facility and consolidate all heat exchanger manufacturing in its La Crosse, Wisconsin facility. Under U.K. law, the Company will enter into a 90-day consultation period with Trade Unions, commencing today, after which the decision is anticipated to become effective and an orderly closure will commence. Chart will maintain a heat exchanger product sales team in the U.K. to continue to support its European and other international customers’ requirements for new equipment and after-sales support. This action is part of Chart’s overall restructuring plan, which was announced in the third quarter of 2002.

The worldwide heat exchanger market has been suffering from soft demand for several years. Although some recent improvement in the market has occurred and increased demand is expected in the next several years, worldwide market conditions are not likely to improve to a level to alleviate the significant overcapacity in the industry. This excess capacity has forced the industry to operate all of its manufacturing facilities at low volumes and has depressed prices to extremely low levels.

Arthur S. Holmes, Chairman and Chief Executive Officer of Chart Industries, stated, “Manufacturing operations at Wolverhampton will continue for several more months as we complete our existing backlog of orders at that location. We expect that our Wolverhampton backlog will be completed by end of first quarter next year. Beginning today, orders received by the sales team in Wolverhampton will be scheduled for manufacture in our La Crosse, Wisconsin heat exchanger manufacturing facility.”

Mr. Holmes continued, “We are notifying all of our worldwide customers and suppliers of these plans and will continue to keep them informed of our progress with these activities. The Company deeply regrets the loss of employment for the affected U.K. workers. The Wolverhampton workforce has a long tradition of manufacturing quality products. However, this consolidation is necessary in light of the prolonged and unprecedented market downturn and the need to improve Chart’s financial performance.”

John T. Romain, President of Chart’s Energy and Chemicals Group, stated, “We regret the impact this will have on our Wolverhampton employees, but we are looking forward to serving the worldwide heat exchanger market from our first-class manufacturing facility in La Crosse, Wisconsin. We have diligently worked over the past few years to integrate the best ideas from both manufacturing facilities, enabling us to provide consistent high-quality heat exchangers meeting all of our customers’ needs from either location. This consolidation will enable us to manufacture all of our heat exchanger products in La Crosse on an overall lower fixed-cost base. We are confident that our customers will benefit from this change.”

The Company expects to record one-time cash and non-cash charges totaling approximately $4.0 million, or $0.09 per share, against earnings in the fourth quarter of 2002 to cover severance and other costs related to the closure of the Wolverhampton facility. Management anticipates that the annual savings from the elimination of excess capacity should recover the one-time closing costs in approximately two years. Additional cash proceeds are expected upon the ultimate sale of the related Wolverhampton assets. The Company expects to be able to maintain its market position in the geographic areas served by the Wolverhampton sales team, although a short-term decline in orders may be experienced.

In the third quarter of 2002, Chart requested approval from its lenders to proceed with the third phase of its restructuring plan. The Wolverhampton facility was one of several manufacturing facilities the Company had identified for closure. The Company continues to await approval for the closure of the remaining facilities. When approved, these closures will result in further restructuring expenses, but will provide operating savings which are anticipated to recoup the expenses in less than 18 months.

Mr. Holmes concluded, “We are very pleased the Company has received approval from its lenders to commence with the closure of this facility. We have put forth a great deal of effort identifying restructuring actions that will help improve the Company’s operations and look forward to having the opportunity to implement them. We are confident these actions will ultimately lead to improved shareholder value.”

This release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, continued slowness in Chart’s major markets, the impact of competition, the timing and effectiveness of operational changes and restructuring initiatives expected to increase efficiency and productivity and reduce operating costs, the ability of Chart to satisfy covenants and make required principal payments or prepayments under its credit facilities, the success of Chart in restructuring its debt arrangements, obtaining additional sources of capital and selling certain assets and the ultimate terms and conditions of such transactions, the Company’s ability to satisfy the NYSE’s continued listing requirements and remain listed on the NYSE, changes in worldwide economical and political conditions, the threat of terrorism and the impact of responses to that threat, and foreign currency fluctuations that may affect worldwide results of operations. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 11 states and international operations located in Australia, China, the Czech Republic, Germany and the United Kingdom.

For more information on Chart Industries, Inc. visit the Company’s web site at www.chart-ind.com.

Contact:	Michael F. Biehl
Chief Financial Officer
440-753-1490